As filed with the Securities and Exchange Commission on January 10, 2013

Registration No. 333-151101

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Titanium Metals Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-5630895
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Titanium Metals Corporation

5430 LBJ Freeway, Suite 1700

Dallas, Texas 75240-2697

(Address of Principal Executive Offices)

Titanium Metals Corporation 2008 Long-Term Incentive Plan

(Full Title of the Plan)

Roger A. Cooke

Senior Vice President, General Counsel and Secretary

Titanium Metals Corporation

c/o Precision Castparts Corp.

4650 S.W. Macadam Ave., Suite 400

Portland, Oregon 97239-4262

(503) 946-4800

(Name and address of agent for service)

With copies to:

Ruth Beyer, Esq. Jason Brauser, Esq. Stoel Rives LLP 900 SW Fifth Ave, Suite 2600 Portland, Oregon 97204-1268 (503) 224-3380	Doron Lipshitz, Esq. David Schultz, Esq. O’Melveny & Myers LLP 7 Times Square New York, NY 10036 (212) 326-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-151101) of Titanium Metals Corporation (the “Registrant”), pertaining to the registration of 500,000 shares of the Registrant’s common stock, $0.01 par value per share (“Common Stock”), issuable under the Registrant’s 2008 Long-Term Incentive Plan, which was filed with the Securities and Exchange Commission on May 22, 2008.

Pursuant to an Agreement and Plan of Merger dated November 9, 2012, among Precision Castparts Corp., an Oregon corporation (“Parent”), ELIT Acquisition Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), and the Registrant, Parent acquired the Registrant by means of a tender offer by Purchaser for all of the outstanding shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), followed by the merger of Purchaser with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving corporation. The Merger became effective on January 7, 2013.

In connection with the closing of the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Registrant hereby removes from registration the shares of Common Stock registered but not sold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon on January 10, 2013.

TITANIUM METALS CORPORATION

By:	/s/ Shawn R. Hagel
Shawn R. Hagel
Executive Vice President, Chief Financial Officer and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Shawn R. Hagel Shawn R. Hagel	Executive Vice President, Chief Financial Officer, Assistant Secretary and Director (Principal Financial Officer)	January 10, 2013

/s/ Steven G. Hackett Steven G. Hackett	President and Director (Principal Executive Officer)	January 10, 2013

/s/ Roger A. Cooke Roger A. Cooke	Senior Vice President, General Counsel, Secretary and Director	January 10, 2013